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                                                                       Exhibit 5


                                       August 1, 1997


Henry Schein, Inc.
135 Duryea Road
Melville, New York  11747

Ladies and Gentlemen:

    We are acting as counsel to Henry Schein, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 with exhibits thereto (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, relating to the registration of 2,716,703 shares (the "Shares") of common stock, par value $.01 per share, of the Company. The Shares are issuable by the Company upon exercise of certain stock options (i) granted pursuant to the Micro Bio-Medics, Inc. 1982 Incentive Stock Option Plan, the Micro Bio-Medics, Inc. 1989 Non-Qualified Stock Option Plan, the Micro Bio-Medics, Inc. 1992 Incentive and Non-Qualified Stock Option Plan or certain stock options granted to non-employee directors of Micro Bio-Medics ("MBM") (collectively, the "Assumed Options"), which options have been assumed by the Company under the terms and conditions of Section 7.8 of the Agreement and Plan of Merger, dated March 7, 1997, among the Company, MBM and HSI Acquisition Corporation, or (ii) granted or to be granted pursuant to the Company's 1994 Stock Option Plan, as amended and restated (the "1994 Plan").

    We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

    Based upon and subject to the foregoing, we are of the opinion that the Shares will be, when issued upon due exercise of the Assumed Options or options granted under the 1994 Plan, as the case may be, in accordance with the provisions of the stock option agreements and underlying plans (including payment of the option exercise price provided for therein), legally issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,


PROSKAUER ROSE LLP



By: /s/ Robert A. Cantone
   -------------------------------
    A member of the firm